EXHIBIT 99.3

                                                           FOR IMMEDIATE RELEASE


                          NTL ENTERS CONTINENTAL EUROPE
                     ACQUIRES FRANCE TELECOM'S "1G NETWORKS"

NEW YORK,  NEW YORK (May 10, 1999) - NTL  Incorporated  (NASDAQ:  NTLI;  EASDAQ:
NTLI.ED) announced its first broadband venture in Continental Europe with a significant acquisition in France. Following a competitive tendering process, France Telecom and France Telecom Cable have announced that NTL is the winning bidder to acquire the "1G Networks" of France Telecom representing over 266,000 franchise homes.

The 1G Networks provide multi-channel television services in four franchise areas in Ile-de-France (Greater Paris) totalling 176,000 homes and a further 90,000 homes in Toulon, France's tenth largest city along the southern coast. The 1G Networks currently have 50,700 basic and 25,300 master antenna subscribers. NTL will hold exclusive licenses to provide analog and digital television services over the 1G Networks and intends to complement TV services with telephone and Internet services in the future.

NTL will acquire the 1G Networks for 350 million French Francs (approximately US$57 million). This will be initially funded from internal sources. The closing of the transaction is expected in the third quarter subject to regulatory approvals.

Commenting on today's announcement, Barclay Knapp, President and CEO of NTL, said, "This transaction represents a major milestone for NTL, our first entry into the broadband market of Continental Europe. The 1G networks are principally in the Greater Paris area, providing NTL a strategic entry point into France, which is clearly one of the key markets on the Continent. Over the next few years, we will be upgrading these systems to the NTL standard in order to provide additional television services, telephony, and high speed Internet services. Due to the extremely high density of these franchises, and our ability to utilise existing France Telecom duct capacity which was secured in this transaction, these upgrades can be completed quickly and for only a fraction of the usual cost.

"Given our significant success and consistent industry leading performance in the UK, we look forward to utilising our experience to expand our enterprise across the Channel. The size and growth of the communications market in France, as well as the synergies which exist between France and the UK, make this acquisition a perfect first step. We look forward to serving the French community, as well as expanding upon this transaction to further increase NTL's presence in Continental Europe."

                                     -more-

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NTL is a leading alternative  telecommunications  company in the United Kingdom.
The company offers local business and residential telephony, cable television and Internet services over advanced broadband fiber networks to 25% of homes in the UK. Through its national telecoms services division, the company owns and operates one of only five independent national telecoms networks in the UK, and
offers  national  business   telecoms,   national  and   international   carrier
telecommunications  services,  and satellite and radio communications  services.
The  company's   broadcast  services  division  operates  a  national  broadcast transmission network of more than 1,300 owned and shared transmission sites, and offers digital and analog broadcast transmission services to major television and radio stations nationwide in the UK.

For further information contact: In the U.S.: John F. Gregg, Managing Director - Corporate Development; Tamar Gerber, Associate Director- Corporate Development; Richard J. Lubasch, Senior Vice President - General Counsel or Kathy Makrakis, Director - Investor Relations at (212) 906-8457; in the UK: Alison Smith at 01252-402-662; Aizad Hussain, Director - Corporate Development at 01719-092-005, or via e-mail at investor_relations@ntli.com